FOR IMMEDIATE RELEASE
Forrester Research Reports Fourth-Quarter And Full-Year Financial Results
Cambridge, Mass., February 10, 2010 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its fourth-quarter ended December 31, 2009 and full-year 2009 financial results.
Fourth-Quarter Financial Performance
•	Total revenues were $61.5 million, compared with $62.9 million for the fourth quarter of last year.
•	On a GAAP-reported basis, Forrester reported net income of $6.7 million, or $0.29 per diluted share, compared with net income of $9.2 million, or $0.39 per diluted share, for the fourth quarter of last year.
•	On a pro forma basis, net income was $7.9 million, or $0.35 per diluted share, for the fourth quarter of 2009, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income excludes stock-based compensation of $1.2 million, reorganization costs of $2.3 million, amortization of $0.5 million of acquisition-related intangible assets, and net non-marketable investment gains of $0.7 million. This compares with pro forma net income of $9.0 million, or $0.38 per diluted share, for the same period in 2008, which reflects a pro forma effective tax rate of 39 percent. Pro forma net income for the fourth quarter of 2008 excludes stock-based compensation of $1.4 million, amortization of $1.0 million of acquisition-related intangible assets, net non-marketable investment losses of $0.7 million, and a net reimbursement of $0.2 million of professional fees related to the Company’s historical stock option investigation.
Year Ended December 31, 2009 Financial Performance
•	Total revenues were $233.4 million, compared with $240.9 million for 2008.
•	On a GAAP-reported basis, Forrester reported net income of $19.8 million, or $0.86 per diluted share for 2009, compared with net income of $29.2 million or $1.24 per diluted share for 2008.
•	On a pro forma basis, net income was $29.1 million or $1.27 per diluted share for 2009, which reflects a pro forma effective tax rate of 40 percent. Pro forma net income for 2009 excludes stock-based compensation of $6.1 million, amortization of $2.3 million of acquisition-related intangible assets, $5.4 million of reorganization costs, and net non-marketable investment losses of $1.0 million. This compares with pro forma net income of $31.1 million, or $1.32 per diluted share for 2008, which reflects a pro forma effective tax rate of 39 percent. Pro forma net income for 2008 excludes stock-based compensation of $5.4 million, amortization of $1.4 million of acquisition-related intangible assets, net marketable and non-marketable investment gains of $1.5 million, and net expenses of $0.9 million related to the Company’s historical stock option investigation.
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Forrester Fourth-Quarter 2009 Information / Page 2
A reconciliation of GAAP results to pro forma results may be found in the attached financial tables. The attached financial tables include selected balance sheet and cash flow data. We are finalizing adjustments to tax accounts in our balance sheet; full consolidated financial statements will be included in our 2009 Annual Report on Form 10-K. We do not expect any adjustments to affect our reported pro forma operating results.
“Forrester’s performance accelerated in the fourth quarter of 2009, capping a year in which we beat our plan,” said George F. Colony, Forrester’s chairman of the board and chief executive officer. “We met or exceeded our financial targets including revenue, operating margin, and EPS, and ended the year with client and dollar retention approaching pre-recession levels. Forrester’s role-based strategy is yielding increased relevancy to our clients, as shown in our financial results in 2009.”
“Coming out of the 2009 recession, we believe that now is the time to expand the sales force, invest in the infrastructure of the business, and enhance our client-facing technology,” said Michael Doyle, Forrester’s chief financial officer. “These investments will dampen the operating margins in 2010 as reflected in our full-year guidance.”
Forrester is providing first-quarter 2010 financial guidance as follows:
First-Quarter 2010 (GAAP):
•	Total revenues of approximately $57.5 million to $59.5 million.
•	Operating margin of approximately 10% to 12%.
•	Other income of approximately $250,000.
•	An effective tax rate of 40 percent.
•	Diluted earnings per share of approximately $0.16 to $0.20.
First-Quarter 2010 (Pro Forma):
Pro forma financial guidance for the first quarter of 2010 excludes stock-based compensation of $1.0 million to $1.2 million, amortization of acquisition-related intangible assets of approximately $0.9 million, and any gains or losses related to marketable and non-marketable investments.
•	Pro forma operating margin of approximately 13.5% to 15.5%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $0.21 to $0.25.
Forrester is providing full-year 2010 guidance as follows:
Full-Year 2010 (GAAP):
•	Total revenues of approximately $240 million to $248 million.
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Forrester Fourth-Quarter 2009 Information / Page 3
•	Operating margin of approximately 11% to 12%.
•	Other income of approximately $1.0 million.
•	An effective tax rate of 40 percent.
•	Diluted earnings per share of approximately $0.72 to $0.78.
Full-Year 2010 (Pro Forma):
Pro forma financial guidance for full-year 2010 excludes stock-based compensation expense of $5.0 million to $6.0 million, amortization of acquisition-related intangible assets of approximately $3.6 million, and any gains or losses related to marketable and non-marketable investments.
•	Pro forma operating margin of approximately 14.5% to 15.5%.
•	Pro forma effective tax rate of 40 percent.
•	Pro forma diluted earnings per share of approximately $0.97 to $1.03.
About Forrester Research
Forrester Research (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 20 key roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 26 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2010. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to respond to business and economic conditions, particularly in light of the global economic environment, technology spending, market trends, competition, industry consolidation, the ability to attract and retain professional staff, possible variations in Forrester’s quarterly operating results, any cost savings related to reductions in force and associated actions, risks associated with Forrester’s ability to offer new products and services, and Forrester’s dependence on renewals of its membership-based research services and on key personnel. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.
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Forrester Fourth-Quarter 2009 Information / Page 4
The consolidated statements of income and the table of selected balance sheet and cash flow data are attached.
Contact:

Michael Doyle	Karyl Levinson
Chief Financial Officer	Vice President, Corporate Communications
Forrester Research, Inc.	Forrester Research, Inc.
+1 617.613.6000	+1 617.613.6262
mdoyle@forrester.com	press@forrester.com
© 2010, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

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Forrester Fourth-Quarter and Full Year Fiscal 2009 Results/Page 5
Forrester Research, Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2009	2008	2009	2008
Revenues:
Research services	$40,758	$41,203	$157,726	$155,339
Advisory services and other	20,728	21,718	75,626	85,536

Total revenues	61,486	62,921	233,352	240,875

Operating expenses:
Cost of services and fulfillment	20,960	21,954	84,266	87,802
Selling and marketing	19,558	19,825	76,094	79,944
General and administrative	7,993	6,778	28,461	29,723
Depreciation	1,069	1,009	4,380	4,007
Reorganization costs	2,300	—	5,441	—
Amortization of intangible assets	539	959	2,290	1,435

Total operating expenses	52,419	50,525	200,932	202,911

Income from operations	9,067	12,396	32,420	37,964

Other income, net	115	152	2,297	5,373
Gains (losses) from investments, net	701	(663)	(982)	1,473

Income before income taxes	9,883	11,885	33,735	44,810

Income tax provision	3,196	2,731	13,965	15,595

Net Income	$6,687	$9,154	$19,770	$29,215

Diluted income per share	$0.29	$0.39	$0.86	$1.24

Diluted weighted average shares outstanding	22,677	23,377	22,884	23,585

Basic income per share	$0.30	$0.40	$0.87	$1.27

Basic weighted average shares outstanding	22,372	23,079	22,645	23,062

Pro forma data (1):

Income from operations	$9,067	$12,396	$32,420	$37,964
Amortization of intangible assets	539	959	2,290	1,435
Reorganization costs	2,300	—	5,441	—
Investigation related expenses	—	(208)	—	877

Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	480	682	2,961	2,776
Selling and marketing	239	266	1,123	988
General and administrative	471	438	2,027	1,594

Pro forma income from operations	13,096	14,533	46,262	45,634

Other income, net	115	152	2,297	5,373

Pro forma income before income taxes	13,211	14,685	48,559	51,007

Pro forma income tax provision	5,284	5,727	19,424	19,893

Pro forma net income	$7,927	$8,958	$29,135	$31,114

Pro forma diluted income per share	$0.35	$0.38	$1.27	$1.32

Diluted weighted average shares outstanding	22,677	23,377	22,884	23,585

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business. Our pro forma presentation excludes reorganization costs, amortization of intangible assets, stock-based compensation, net gains or losses from marketable and non-marketable investments and costs associated with the historical stock option investigation, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.
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Forrester Fourth-Quarter and Full Year Fiscal 2009 Results/Page 6
Forrester Research, Inc.
Selected Balance Sheet and Cash Flow Data
(Unaudited, in thousands)

	December 31,
	2009	2008
Balance sheet data:
Cash, cash equivalents and marketable investments	$259,792	$259,929
Accounts receivable, net	$67,436	$64,226
Deferred revenue	$117,888	$113,844

	Year ended
	December 31,
	2009	2008
Cash flow data:
Net cash provided by operating activities	$43,022	$43,652
Cash used for acquisitions	$(5,592)	$(22,406)
Purchases of property and equipment	$(4,284)	$(3,698)
Repurchases of common stock	$(20,399)	$(30,423)